EXHIBIT 23.1


                  INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Dillard Department Stores, Inc. and subsidiaries on Form S-3 of our reports (which express an unqualified opinion and include an explanatory paragraph relating to a change in accounting for the impairment of long-lived assets and for long-lived assets to be disposed of) dated February 25, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dillard Department Stores, Inc. and subsidiaries for the year ended February 1, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

New York, New York
April 28, 1997